Exhibit 99.1

Paratek Pharmaceuticals Promotes Evan Loh, M.D. to Chief Executive Officer;

Michael Bigham to Assume Role of Executive Chairman

-Adam Woodrow Promoted to President & Retains Chief Commercial Officer Position

-Randy Brenner Promoted to Chief Development & Regulatory Officer

Boston, June 25, 2019 – Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today announced the promotion of Evan Loh, M.D., to Chief Executive Officer, effective June 25, 2019.  Dr. Loh will continue to serve on the Paratek Board of Directors.  Michael Bigham, who has served as Paratek’s Chairman and CEO since 2014, will remain active with the Company in the newly created role of Executive Chairman.

“I am honored to have the opportunity to lead Paratek through the next phase of growth as we work to continue the successful launch and commercialization of NUZYRA in the U.S and establish Paratek as the leader in the anti-infective space,” said Dr. Loh “My primary focus will be on creating significant value for shareholders by maintaining a clear focus on our commercialization and life-cycle expansion opportunities for NUZYRA, and ultimately ensuring patients have access to this potential life-saving therapy.”

Dr. Loh has nearly 20 years of experience as a senior executive in the pharmaceutical industry, most recently serving as Paratek’s Chief Operating Officer since January 2017 and as President and Chief Medical Officer and a member of the Board of Directors since June 2014. Prior to Paratek’s merger with Transcept Pharmaceuticals, Dr. Loh was Chief Medical Officer and Chairman of the Board of Directors of Paratek from June 2012 to June 2014. Prior to joining Paratek, Dr. Loh held multiple senior leadership roles at Pfizer and Wyeth, where he led the successful global registration programs for Torisel® and Tygacil®.  Dr. Loh currently serves on the Board of Directors of Eiger Biopharmaceuticals, Inc. and as Chairman of the Antimicrobials Working Group.  Earlier in his career, Dr. Loh served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School.

In connection with the appointment of Dr. Loh as Chief Executive Officer, Michael Bigham will remain with Paratek and assume the role of Executive Chairman where he will continue to provide strategic guidance and leadership for the organization.

“I would like to thank Evan for his steadfast service and consummate professionalism over the years.  He has worked in close partnership with me these past five years as we built Paratek from a small private company into a leading public antibiotics company with two approved antibiotics, NUZYRA and SEYSARA.” said Mr. Bigham. “Evan and the team have demonstrated an ability to discover, develop and successfully launch new medicines. I look forward to continue working closely with Evan, in partnership with Adam and Randy, to lead Paratek into the next phase of its growth.”

Adam Woodrow has been promoted to President and will retain his current Chief Commercial Officer title. He will continue to lead the commercial organization to advance the U.S. launch of NUZYRA® and will assume responsibility for the company’s business development initiatives.  Mr. Woodrow joined Paratek in 2014 and has been instrumental in building Paratek’s commercial organization and in executing the launch of NUZYRA.  Prior to Paratek, Mr. Woodrow launched or led the global strategic marketing and commercial teams for a variety of products including Tygacil, ciprofloxacin, Zosyn®, Xeljanz®, Enbrel®, Zyvox®, ReFacto®, Benefix® and Vyndaqel®.

In addition, Randy Brenner has been promoted to Chief Development & Regulatory Officer.  Randy joined Paratek in 2015 as a member of the Executive Team, leading the regulatory, quality and manufacturing activities for NUZYRA’s development and approval.  Mr. Brenner’s role will now be expanded to include the development and medical functions for Paratek.   Prior to joining Paratek, Mr. Brenner was Global Head of Regulatory at Shire and held multiple senior regulatory leadership roles for Pfizer and Wyeth, where he was responsible for more than 20 new product approvals globally.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics. The company’s lead commercial product, NUZYRA (omadacycline), which has launched and is available in the United States, is a once-daily oral and intravenous antibiotic for the treatment of adults with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections. Paratek is also studying NUZYRA for the treatment of urinary tract infections.

Paratek has submitted a marketing authorization application of omadacycline in the European Union. Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Under a research agreement with the U.S. Department of Defense, omadacycline also is being studied against pathogenic agents causing infectious diseases of public health and biodefense importance, including plague and anthrax.

SEYSARA® (sarecycline) is an FDA-approved product with respect to which Paratek has exclusively licensed certain rights in the United States to Almirall, LLC. SEYSARA is currently being marketed by Almirall in the United States as a new once-daily oral therapy for the treatment of moderate to severe acne vulgaris. Paratek retains development and commercialization rights with respect to sarecycline in the rest of the world.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

About NUZYRA®

NUZYRA (omadacycline) is a novel antibiotic with both once-daily intravenous and oral formulations for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). A modernized tetracycline, NUZYRA is specifically designed to overcome tetracycline resistance and exhibits activity across a spectrum of bacteria, including Gram-positive, Gram-negative, atypicals, and other drug-resistant strains.

Please see full Prescribing Information for NUZYRA at www.NUZYRA.com.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, products, prospects and potential. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACTS:

Investor and Media Relations: Ben Strain 617-807-6688 ir@ParatekPharma.com